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                                                                    Exhibit 10.f


                              EMPLOYMENT AGREEMENT


         This EMPLOYMENT AGREEMENT ("Agreement") is entered into as of this 15th day of January, 2004, by and between Conexant Systems, Inc., a Delaware corporation (the "Company"), and C. Michael Powell (the "Executive").

         WHEREAS, the Executive is currently employed by GlobespanVirata, Inc., a Delaware corporation ("GlobespanVirata");

         WHEREAS, pursuant to that Agreement and Plan of Reorganization dated as of November 3, 2003, as amended as of January 15, 2004 (the "Merger Agreement"), by and among the Company, Concentric Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company ("Concentric Sub"), and GlobespanVirata, at the Effective Time (as defined in the Merger Agreement), Concentric Sub will be merged with and into GlobespanVirata (the "Merger"), with GlobespanVirata being the surviving corporation in the Merger as a wholly-owned subsidiary of the Company;

         WHEREAS, the Executive is party to an Employment Agreement dated as of January 17, 2002 with GlobespanVirata, as amended by a letter agreement dated as of November 2, 2003 between the Executive and GlobespanVirata (the "Prior Agreement"); and

         WHEREAS, the parties hereto wish to enter into the arrangements set forth herein with respect to the terms and conditions of the Executive's employment with the Company from and after the Effective Time;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Employment Agreement. On the terms and conditions set forth in this Agreement and subject to the consummation of the Merger, the Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, for the Employment Period set forth in Section 2 and in the position and with the duties set forth in Section 3. Terms used herein with initial capitalization and not otherwise defined herein are defined in Section 22. This Agreement shall only become effective at the Effective Time. At the Effective Time, this Agreement shall replace and supersede the Prior Agreement and any other employment agreements or arrangements between the Executive and GlobespanVirata or any of its Affiliates or predecessors (the "Current Agreements"), which shall automatically be terminated as of the Effective Time and shall
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be of no further force and effect from and after the Effective Time. This
Agreement shall be of no force or effect unless, and until, the Merger is consummated.

         2. Term. Unless earlier terminated pursuant to Section 7, the term of the Executive's employment hereunder shall commence on the day on which the Effective Time occurs (the "Effective Date") and shall conclude on the second anniversary of the Effective Date (the "Renewal Date") (the "Employment Period"); provided, however, that the Employment Period shall be automatically extended for an additional one-year term on the Renewal Date and on each anniversary of the Renewal Date, unless either party gives at least sixty days' advance written notice to the other party (a "Notice of Non-Renewal") that it no longer wishes such automatic extensions to continue.

         3. Position and Duties. The Executive shall serve as Senior Vice President and Chief Operating Officer of the Company during the Employment Period. As Senior Vice President and Chief Operating Officer of the Company, subject to the terms and conditions of this Agreement, the Executive shall render executive, policy and other management services to the Company as reasonably determined by the Chief Executive Officer of the Company. The Executive shall devote the Executive's reasonable best efforts and substantially full business time to the performance of the Executive's duties hereunder and the advancement of the business and affairs of the Company during the Employment Period (provided that the Executive may devote time to managing the Executive's personal investments and to charitable and community activities, and, with the consent of the Board, take up other offices and positions during the Employment Period). The Executive shall report directly to the Chief Executive Officer of the Company, it being understood that for so long as the Executive also serves as Acting General Manager, DSL the Executive shall solely in that capacity report to the President of the Company.

         4. Place of Performance. During the Employment Period, the Executive's primary place of employment and work location shall be Red Bank, New Jersey, except for reasonable travel on Company business.

         5.    Compensation.

               (a) Base Salary. During the Employment Period, the Company shall pay to the Executive an annual base salary (the "Base Salary") of $360,000. The Base Salary shall be reviewed by the Board or the Compensation and Management Development Committee of the Board (the "Compensation Committee") no less frequently than annually, and may be increased (but not decreased) at the discretion of the Board or the Compensation Committee. If the Executive's Base Salary is increased, the increased amount shall be the Base Salary for the remainder of the Employment Period (until the date of any subsequent increase). The Base Salary shall be payable bi-


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weekly or in such other installments as shall be consistent with the Company's payroll procedures in effect from time to time.

               (b) Bonus. During the Employment Period, the Executive shall be eligible to earn an annual performance bonus in an amount determined at the discretion of the Board or the Compensation Committee for each fiscal year. The Board or the Compensation Committee shall establish a target bonus for the Executive with respect to each fiscal year of the Employment Period, based upon overall performance of the Company and upon the Executive's individual performance, with the amount of the target bonus to be based on competitive market levels and with bonus payments to be based on actual performance. The Executive's annual target bonus for the fiscal year ending October 1, 2004 will be seventy percent (70%) of the Base Salary, provided that in view of GlobespanVirata's pre-merger calendar fiscal year and the timing of the Effective Date the target bonus for the fiscal year ending October 1, 2004 shall be multiplied by a fraction, the numerator of which is the number of days in such fiscal year after December 31, 2003 and the denominator of which is 365. In the event that a target bonus is not established with respect to any subsequent year, the Executive's target bonus shall be deemed to be the target bonus established under this Agreement for the immediately preceding year.

               (c) Equity Compensation. (i) On or about the Effective Date, the Company shall grant to the Executive options to purchase 250,000 shares of common stock, par value $.01 per share, of the Company (the "Company Common Stock"), with an exercise price equal to the fair market value of the Company Common Stock on the date of grant. Such options shall become exercisable in four equal installments on the first, second, third and fourth anniversaries of the date of grant.

               (ii) On or about the Effective Date, the Company shall grant to the Executive options to purchase 175,000 shares of Company Common Stock, with an exercise price equal to the fair market value of the Company Common Stock on the date of grant. Such options shall become exercisable on the second anniversary of the Effective Date.

               (d) Benefits. During the Employment Period, the Executive will be entitled to all employee benefits and perquisites (including health, welfare, life insurance, pension and incentive plans and other arrangements) made available to similarly situated executives of the Company. Nothing contained in this Agreement shall prevent the Company from terminating plans, changing carriers or effecting modifications in employee benefits coverage for the Executive as long as such modifications are Company-wide modifications that affect all similarly situated employees of the Company.


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               (e) Vacation; Holidays. During the Employment Period, the
Executive shall be entitled to all public holidays observed by the Company and vacation days in accordance with the applicable vacation policies for senior executives of the Company, which shall be taken at a reasonable time or times.

               (f) Withholding Taxes and Other Deductions. To the extent required by law, the Company shall withhold from any payments due to the Executive under this Agreement any applicable federal, state or local taxes and such other deductions as are prescribed by law.

         6. Expenses. The Executive is expected and is authorized, subject to the business expense policies as determined by the Company, to incur reasonable expenses in the performance of the Executive's duties hereunder, including the costs of entertainment, travel, and similar business expenses. The Company shall promptly reimburse the Executive for all such expenses upon periodic presentation by the Executive of an accounting of such expenses on terms applicable to senior executives of the Company.

         7. Termination of Employment. Any termination of the Executive's employment under this Agreement by the Company or the Executive shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 11. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon, if any, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employment Period under the provision so indicated. Termination of the Employment Period shall take effect on the Date of Termination. The Executive's employment under this Agreement may be terminated under the following circumstances:

         (a) Death. The Employment Period shall terminate upon the Executive's death;

         (b) By the Company. The Company may terminate the Employment Period (i) if the Executive shall have been unable to perform all of the Executive's duties hereunder by reason of illness, physical or mental disability or other similar incapacity, which inability shall continue for more than three consecutive months, or any six months in a twelve-month period (a "Disability"); or (ii) with or without Cause;

         (c) By the Executive. The Executive may terminate the Employment Period at any time for Good Reason or without Good Reason; or

         (d) Non-Renewal. The Employment Period may terminate pursuant to the terms of Section 2.


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         8.    Compensation Upon Termination.

         (a) Death. If the Employment Period terminates as a result of the Executive's death, the Company shall promptly pay to the Executive's estate, or as may be directed by the legal representatives of such estate, after the Date of Termination any accrued but unpaid Base Salary through the Date of Termination, all accrued vacation days and all other unpaid amounts, if any, which the Executive has accrued and is entitled to as of the Date of Termination in connection with any fringe benefits or under any bonus or incentive compensation plan or program of the Company pursuant to Sections 5(b), (c) and
(d), and the Company shall have no further obligations to the Executive under this Agreement or otherwise (other than pursuant to any employee benefit plan and any life insurance, death in service or other equivalent policy for the benefit of the Executive).

         (b) Disability. If the Company terminates the Employment Period because of the Executive's Disability, the Company shall promptly pay to the Executive after the Date of Termination any accrued but unpaid Base Salary through the Date of Termination, all accrued vacation days and all other unpaid amounts, if any, which the Executive has accrued and is entitled to as of the Date of Termination in connection with any fringe benefits or under any bonus or incentive compensation plan or program of the Company pursuant to Sections 5(b),
(c) and (d), and the Company shall have no further obligations to the Executive under this Agreement or otherwise (other than pursuant to any employee benefit plan and any disability or other medical or life insurance policy for the benefit of the Executive (and with respect to life insurance, to the extent the Executive is covered by a Company provided life insurance policy at the time of the Executive's death)).

         (c) By the Company for Cause; By the Executive Without Good Reason. If the Company terminates the Employment Period for Cause or if the Executive voluntarily terminates the Employment Period without Good Reason, the Company shall promptly pay to the Executive after the Date of Termination any accrued but unpaid Base Salary through the Date of Termination and all other unpaid amounts, if any, which the Executive has accrued and is entitled to as of the Date of Termination in connection with any fringe benefits or under any bonus or incentive compensation plan or program of the Company pursuant to Sections 5(b),
(c) and (d), and other than pursuant to any employee benefit plan, the Company shall have no further obligations to the Executive under this Agreement.

         (d) By the Company Without Cause; By the Executive for Good Reason. If the Company terminates the Employment Period other than for Cause, Disability or death, or the Executive terminates the Employment Period for Good Reason, (i) the Company shall continue to pay to the Executive the Executive's Base Salary for the


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Continuation Period in accordance with normal Company payroll practices; (ii)
the Company shall continue to provide welfare benefits pursuant to Section 5(d) to the Executive for the Continuation Period (or, to the extent such benefits cannot be so provided, the Company shall make a cash payment to the Executive in an amount sufficient (on an after-tax basis) to allow the Executive to obtain comparable benefits for such period), unless and until the Executive receives any such or similar benefits while employed in any capacity by any other employer during the Continuation Period; (iii) the Company shall pay to the Executive, promptly after the end of the fiscal year in which the Date of Termination occurs, a cash lump sum in an amount equal to the sum of (A) the product of (x) 100% of the Executive's target bonus for the fiscal year in which the Date of Termination occurs times (y) a fraction the numerator of which is the number of days of the then-current fiscal year that have elapsed prior to the Date of Termination and the denominator of which is 365 and (B) the full amount of the target bonus for the Executive with respect to such fiscal year and (iv) the option grant described in Section 5(c)(ii) shall (if the Date of Termination occurs within twelve months after the Effective Date) immediately vest and, except as provided in Section 8(e), all unvested options to purchase Company Common Stock (including those described in Section 5(c)(ii) if unvested) and shares of restricted Company Common Stock then held by the Executive shall continue to vest pursuant to their terms during the Continuation Period, and the Executive shall be entitled to exercise all such vested options only during the Continuation Period and the ninety-day period commencing at the end of the Continuation Period, after which time all options to purchase Company Common Stock held by the Executive will immediately expire. Other than as set forth herein, the Company shall have no further obligations to the Executive under this Agreement or otherwise (other than pursuant to any employee benefit plan). For purposes of this Section 8(d), "Continuation Period" shall mean the 12-month period commencing on the Date of Termination.

         If requested by the Company, the Executive will execute a customary general release in a form satisfactory to the Company in furtherance of this Agreement and as a condition to the receipt of any benefits under this Section 8(d). Nothing in this Section 8(d) shall be deemed to operate or shall operate as a release, settlement or discharge of any liability of the Executive to the Company or others for any action or omission by the Executive, including without limitation any actions which formed the basis for termination of the Executive's employment for Cause.

         (e) Certain Options. All options to purchase Company Common Stock issued to the Executive pursuant to Section 1.7 of the Merger Agreement in respect of GlobespanVirata Stock Options (as defined in the Merger Agreement) held by the Executive at the Effective Time that were issued under the Specified GlobespanVirata Option Plans will provide that if the Executive is involuntarily terminated (as defined in the applicable Specified GlobespanVirata Option Plan as in effect on the date hereof) within 24 months after the Effective Time, then such options to purchase Company


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Common Stock shall automatically accelerate and become fully exercisable upon such termination for a period of 12 months following such involuntary termination. For purposes of this Section 8(e), Specified GlobespanVirata Option Plans means the GlobespanVirata 1999 Equity Incentive Plan and the GlobespanVirata 1999 Supplemental Stock Option Plan.

         (f) Liquidated Damages. The parties acknowledge and agree that damages suffered by the Executive as a result of termination by the Company without Cause shall be extremely difficult or impossible to establish or prove, and agree that the payments and benefits provided pursuant to Sections 8(d) and (e) shall constitute liquidated damages for any breach of this Agreement by the Company through the Date of Termination. The Executive agrees that, except for such other payments and benefits to which the Executive may be entitled as expressly provided by the terms of this Agreement or any applicable Company plan, such liquidated damages shall be in lieu of all other claims that the Executive may make with respect to termination of the Executive's employment, the Employment Period or any such breach of this Agreement. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and, except as specifically provided in clause
(ii) of Section 8(d), such amounts shall not be reduced whether or not the Executive obtains other employment.

         9.    Noncompetition; Nonsolicitation; Confidentiality.

         (a) Noncompetition. The Executive acknowledges that in the course of the Executive's employment with the Company and its Affiliates and their predecessors, the Executive has and will continue to become familiar with the trade secrets of, and other confidential information concerning, the Company and its Affiliates and their predecessors, that the Executive's services will be of special, unique and extraordinary value to the Company and its Affiliates and that the Company's ability to accomplish its purposes and to successfully pursue its business plan and compete in the marketplace depends substantially on the skills and expertise of the Executive. Therefore, and in further consideration of the compensation being paid to the Executive hereunder, the Executive agrees that, during the Employment Period and for a period of twelve months following the Executive's termination of employment with the Company for any reason other than a termination of employment in which Section 8(d) applies (in which case the restrictions set forth in Sections 9(a) and (b) shall not apply following the Executive's termination of employment with the Company) (the "Restricted Period"), the Executive shall not directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the businesses of the Company or its Affiliates, in any country where the Company or its Affiliates


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conducts business; provided, however, that passive investments amounting to no more than three percent of the voting equity of a business shall not be prohibited hereby.

         (b) Nonsolicitation. During the Restricted Period, the Executive shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Company or any Affiliate to leave the employ of the Company or such Affiliate, or in any way willfully interfere with the relationship between the Company or any Affiliate and any employee thereof; or
(ii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or any Affiliate to cease doing business with the Company or such Affiliate, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any Affiliate.

         (c) Information. The Executive acknowledges that the information, observations and data obtained by the Executive concerning the business and affairs of the Company and its Affiliates and their predecessors during the course of the Executive's performance of services for, or employment with, any of the foregoing persons (whether or not compensated for such services) are the property of the Company and its Affiliates, including information concerning acquisition opportunities in or reasonably related to the business or industry of the Company or its Affiliates of which the Executive becomes aware during such period. Therefore, the Executive agrees that the Executive will not at any time (whether during or after the Employment Period) disclose to any unauthorized person or, directly or indirectly, use for the Executive's own account, any of such information, observations, data or any Work Product (as defined below) or Copyrightable Work (as defined below) without the Board's consent, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a direct or indirect result of the Executive's acts or omissions to act or the acts or omissions to act of other senior or junior management employees of the Company and its Affiliates. The Executive agrees to deliver to the Company at the termination of the Executive's employment, or at any other time the Company may request in writing (whether during or after the Employment Period), all memoranda, notes, plans, records, reports and other documents, regardless of the format or media (and copies thereof), relating to the business of the Company and its Affiliates and their predecessors (including, without limitation, all acquisition prospects, lists and contact information) which the Executive may then possess or have under the Executive's control.

         (d) Intellectual Property. The Executive acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, trade secrets, know-how, ideas, computer programs, and all similar or related information (whether or not patentable) that relate to the actual or anticipated business, research and development or existing or future products or services of the Company or its Affiliates and their predecessors that are conceived, developed, made or reduced to practice by the


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Executive while employed by the Company or any of its predecessors ("Work
Product") belong to the Company, and the Executive hereby assigns, and agrees to assign, all of the Executive's rights, title and interest in and to the Work Product to the Company. Any copyrightable work ("Copyrightable Work") prepared in whole or in part by the Executive in the course of the Executive's work for any of the foregoing entities shall be deemed a "work made for hire" under the copyright laws, and the Company shall own all rights therein. To the extent that it is determined, by any authority having jurisdiction, that any such Copyrightable Work is not a "work made for hire," the Executive hereby assigns and agrees to assign to the Company all the Executive's rights, title and interest, including, without limitation, copyright in and to such Copyrightable Work. The Executive shall promptly disclose such Work Product and Copyrightable Work to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm the Company's ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

         (e) Enforcement. The Executive acknowledges that the restrictions contained in this Section 9 are reasonable and necessary, in view of the nature of the Company's business, in order to protect the legitimate interests of the Company, and that any violation thereof would result in irreparable injury to the Company. If, at the time of enforcement of this Section 9, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law. If the provisions of this Section 9 shall be deemed illegal by any jurisdiction, the provisions of this Section 9 shall be deemed ineffective within such jurisdiction.

         Because the Executive's services are unique and because the Executive has access to confidential information, the parties hereto agree that money damages would be an inadequate remedy for any breach of any provision of this Agreement. Therefore, in the event of a breach or threatened breach by the Executive of any provision of this Agreement, the Company may, in addition to other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

         10.   Certain Additional Payments by the Company.

         (a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company or its Affiliates to or for the benefit of the Executive as a


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result of the Merger (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 10) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax") as a result of the Merger, then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this
Section 10(a), if it shall be determined that the Executive is entitled to a Gross-Up Payment, but that the Payments do not exceed 110% of the greatest amount (the "Reduced Amount") that could be paid to the Executive such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to the Executive and the Payments, in the aggregate, shall be reduced to the Reduced Amount.

         (b) Subject to the provisions of Section 10(c), all determinations required to be made under this Section 10, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Deloitte & Touche LLP or such other nationally recognized public accounting firm agreed to by the Executive and the Company (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 10, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 10(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.


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         (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

            (i) give the Company any information reasonably requested by the Company relating to such claim,

            (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

            (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

            (iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 10(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such


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advance or with respect to any imputed income with respect to such advance; and
further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Further, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

         (d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 10(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 10(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 10(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

         11. Notices. All notices, demands, requests or other communications required or permitted to be given or made hereunder shall be in writing and shall be delivered, telecopied or mailed by first class registered or certified mail, postage prepaid, addressed as follows:

         (a)   If to the Company:

               Conexant Systems, Inc.
               4000 MacArthur Boulevard, West Tower
               Newport Beach, CA  92660
               Fax:  (949) 483-9475
               Attention:  Dennis E. O'Reilly, Senior Vice President, Chief
                           Legal Officer and Secretary

         (b)  If to the Executive:

at the address on the books and records of the Company at the time of such notice, or to such other address as may be designated by either party in a notice to the other. Each notice, demand, request or other communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes three days after it is deposited in the U.S. mail, postage prepaid, or at such time as it is


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delivered to the addressee (with the return receipt, the delivery receipt, the answer back or the affidavit of messenger being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

         12. Severability. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.

         13. Survival. It is the express intention and agreement of the parties hereto that the provisions of Sections 8, 9, 10 and 11 shall survive the termination of employment of the Executive. In addition, all obligations of the Company to make payments hereunder shall survive any termination of this Agreement on the terms and conditions set forth herein.

         14. Assignment. The rights and obligations of the parties to this Agreement shall not be assignable or delegable, except that (i) in the event of the Executive's death, the personal representative or legatees or distributees of the Executive's estate, as the case may be, shall have the right to receive any amount owing and unpaid to the Executive hereunder; and (ii) the rights and obligations of the Company hereunder shall be assignable and delegable in connection with any subsequent merger, consolidation, or sale of all or substantially all of the assets of the Company and any similar event with respect to any successor corporation. Notwithstanding anything herein to the contrary, the rights and obligations of the Company hereunder shall inure to the benefit of, and shall be binding upon, any successor to the Company or its business by merger or otherwise, whether or not there is an express assignment, delegation or assumption of such rights and obligations.

         15. Binding Effect. Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives, successors and assigns.

         16. Amendment; Waiver. This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by the parties hereto. No waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature. The failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall not be construed as a waiver of any such provisions, rights or privileges hereunder, or a waiver of any subsequent breach or default of similar nature.


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         17. Headings. Section and subsection headings contained in this
Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

         18. Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of New Jersey (but not including the choice of law rules thereof).

         19. Entire Agreement. This Agreement constitutes the entire agreement between the parties respecting the employment of the Executive and replaces and supersedes the Current Agreements upon commencement of the Employment Period, there being no representations, warranties or commitments between the parties except as set forth herein. The Executive agrees and acknowledges that following the Effective Time the Executive shall have no rights under the Current Agreements and shall have no claim against the Company or any of its Affiliates or predecessors with respect to the Current Agreements.

         20. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.

         21. Legal Expenses. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses, in aggregate up to a maximum of $10,000, which the Executive may reasonably incur as a result of any contest by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)A) of the Code; provided, however, that no amount shall be payable pursuant to this Section 21 in respect of any such contest in which the Executive does not prevail.

         22. Definitions.

         "Affiliate" means any entity from time to time designated by the Board and any other entity directly or indirectly controlling or controlled by or under common control with the Company. For purposes of this definition, "control" means the power to direct the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.


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
         "Board" means the board of directors of the Company.

         "Cause" means (i) the Executive's indictment or conviction of or entering into a plea of guilty or no contest to a felony or a crime involving moral turpitude or the intentional commission of any other act or omission involving dishonesty or fraud; (ii) habitual neglect of the Executive's duties as described in Section 3, which neglect continues uncorrected for ten days following written notice to the Executive by the Company; (iii) as determined by the Board, excessive absenteeism, insubordination, misconduct or malfeasance; or
(iv) violation of work rules or a policy set by the Board.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Date of Termination" means (i) if the Executive's employment is terminated by the Executive's death, the date of the Executive's death; (ii) if the Executive's employment is terminated because of the Executive's Disability, thirty days after Notice of Termination, provided that the Executive shall not have returned to the performance of the Executive's duties on a full-time basis during such thirty-day period; (iii) if the Executive's employment is terminated by the Company for Cause, the date specified in the Notice of Termination; (iv) if the Executive's employment is terminated pursuant to delivery of a Notice of Non-Renewal, the end of the then effective term of employment hereunder; or (v) if the Employment Period is terminated for any other reason, the date on which Notice of Termination is given.

         "Good Reason" means, in the absence of a written consent of the
Executive: (i) the assignment to the Executive (other than an isolated, insubstantial or inadvertent assignment not occurring in bad faith) of any duties inconsistent with, or material reduction in or material change of, the Executive's position (including status, offices, titles and reporting requirements, but excluding the position of Acting General Manager, DSL), authority, duties or responsibilities as contemplated by Section 3 and which is not remedied by the Company within ten days after receipt of notice thereof given by the Executive; (ii) any failure by the Company to comply with any of the provisions of Section 5, other than an isolated, insubstantial or inadvertent failure not occurring in bad faith and which is remedied by the Company within ten days after receipt of notice thereof given by the Executive;
(iii) the Company's requiring the Executive to be based at any office or location more than fifty miles from that identified in Section 4; or (iv) the Company's delivery of a Notice of Non-Renewal to the Executive.


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         IN WITNESS WHEREOF, the undersigned have duly executed this Agreement, or have caused this Agreement to be duly executed on their behalf, as of the day and year first hereinabove written.

                                    CONEXANT SYSTEMS, INC.


                                    By: /s/ Michael H. Vishny
                                        ----------------------------------------
                                        Name:  Michael H. Vishny
                                        Title: Senior Vice President,
                                                 Human Resources

                                    C. MICHAEL POWELL

                                    /s/ C. Michael Powell
                                    --------------------------------------------



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